Exhibit 9.02

FIRST AMENDMENT TO

VOTING TRUST AGREEMENT

This First Amendment to the Voting Trust Agreement is made on July 8, 1991 (the “First Amendment”) and amends that Voting Trust Agreement (the “Voting Trust Agreement”) dated September 18, 1990, between certain shareholders of the Bank of Guam (jointly and severally the “Shareholders”) and Jesus S. Leon Guerrero, as Trustee (the “Trustee”). The Shareholders and the Trustee shall be hereafter referred to collectively as the “Parties”.

The Parties hereby agree as follows:

1.	Term of Voting Trust Agreement. Section 9.02 of the Voting Trust Agreement is hereby amended to provide that the Voting Trust Agreement will terminate twenty five (25) years rather than thirty (30) years after the date of the Voting Trust Agreement. Except as herein specifically amended, Section 9.02 of the Voting Trust Agreement shall remain in full force and effect.

2.	Parties Not Participants in Other Voting Trust. The Parties hereto represent and confirm that they are not participants in any similar voting trust or related agreement with respect to any other bank or non-bank business.

3.	FDIC Notice of Successor Trustee. Section 7.03 of the Voting Trust Agreement is hereby amended by adding the following sentence at the end of that Section 7.03. “Notwithstanding anything to the contrary herein no Successor Trustee shall succeed the Executing Trustee or a prior Successor Trustee under this Voting Trust Agreement, unless such Successor Trustee has submitted to the FDIC a Notice of Acquisition of Control covering the Successor Trustee, or otherwise complied with the requirements of the change in Bank Control Act of 1978, as then in effect.”

4.	Other Provisions Remain in Force and Effect. Except as specifically set forth in Sections 1, 2 and 3 of this First Amendment the provisions of the Voting Trust Agreement shall remain in full force and effect.

5.	Effectiveness. This First Amendment shall become effective upon the effective date of the Voting Trust Agreement as set forth in Section 1.01 of the Voting Trust Agreement.

IN WITNESS WHEREOF, the Parties have executed this First Amendment.

/s/ Jesus S. Leon Guerrero
Jesus S. Leon Guerrero, Trustee

/s/ Francisco C. Leon Guerrero
Francisco C. Leon Guerrero

/s/ Ignacia D.R. Leon Guerrero
Ignacia D.R. Leon Guerrero

Ignacia Corporation

By:	/s/ Ignacia D.R. Leon Guerrero
Ignacia D.R. Leon Guerrero

/s/ Martin D. Leon Guerrero
Martin D. Leon Guerrero

/s/ Anita Wu Chan
Anita Wu Chan

/s/ Roger Chan
Roger Chan

/s/ Luis G. Camacho
Luis G. Camacho

/s/ Cynthia L. Camacho
Cynthia L. Camacho

/s/ Joe T. San Agustin
Joe T. San Agustin

/s/ Carmen S. San Agustin
Carmen S. San Agustin

/s/ Felino B. Amistad
Felino B. Amistad

/s/ Polly R. Amistad
Polly R. Amistad

Jean Kerr Exemption Trust

By:	/s/ Roger Crouthamel
Roger Crouthamel, Co-Trustee

/s/ John L. Kerr
John L. Kerr, Co-Trustee

/s/ Ralph G. Sablan
Ralph G. Sablan

/s/ Maryanne G. Sablan
Maryanne G. Sablan

/s/ Pedro P. Ada, Jr.
Pedro P. Ada, Jr.

/s/ Fe P. Ada
Fe P. Ada

Ada’s Trust and Investment, Inc.

By:	/s/ Pedro P. Ada, Jr.
Pedro P. Ada, Jr.

/s/ Rosario F. Untalan
Rosario F. Untalan

Casimiro Investment Inc.

By:	/s/ Rosario F. Untalan
Rosario F. Untalan, President

/s/ John L. Kerr
John L. Kerr

/s/ Roger P. Crouthamel
Roger P. Crouthamel

/s/ Leslie K. Crouthamel
Leslie K. Crouthamel

Jean Kerr Exemption Trust

By:	/s/ Roger P. Crouthamel
Roger P. Crouthamel, Trustee

Consent of Bank of Guam

By:	/s/ William D. Leon Guerrero

Its:	William D. Leon Guerrero
Senior Vice President/Credit Adm.

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